UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

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FORM SD

Specialized Disclosure Report

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AVINGER, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-36817	20-8873453
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(IRS Employer Identification No.)

400 Chesapeake Drive Redwood City, California	94063
(Address of principal executive offices)	(Zip Code)

Mark Weinswig, Chief Financial Officer	(650) 241-7900
(Name and telephone number, including area code, of the person to contact in connection with this report.)

Check the appropriate box to indicate the rule pursuant to which this form is being filed, and provide the period to which the information in this form applies:

☒	Rule 13p-1 under the Securities Exchange Act (17 CFR 240.13p-1) for the reporting period from January 1 to December 31, 2020.

Section 1 – Conflict Minerals Disclosure

Item 1.01 Conflict Minerals Disclosure and Report

Conflict Minerals Disclosure

In accordance with the disclosure requirements promulgated by the U.S. Securities and Exchange Commission, Avinger, Inc. (the “Company”) has undertaken efforts to determine its conflict minerals reporting requirements for the period from January 1 to December 31, 2020.

The Company has filed this Specialized Disclosure Report and the associated Conflict Minerals Report, which appears as Exhibit 1.01 hereto and is publicly available on the Company’s website at https://irdirect.net/AVGR/sec_filings.

Item 1.02 Exhibit

The Company’s Conflict Minerals Report is provided as Exhibit 1.01 hereto.

Section 2 – Exhibits

Item 2.01 Exhibits

The following exhibit is filed as part of this report.

Exhibit 1.01 – Avinger, Inc.’s Conflict Minerals Report for the period January 1 to December 31, 2020.

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SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the duly authorized undersigned.

Avinger, Inc.

By:	/s/ Mark Weinswig	Date: 5/27/2021
Mark Weinswig, Chief Financial Officer